Exhibit (a)(5)(iv)

Note:

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

June 9, 2023

Company Name	Shin Nippon Biomedical Laboratories, Ltd.
Representative	Representative Chairman, President & CEO Ryoichi Nagata
Listing	TSE PRIME : ticker code 2395
Inquiries	Managing Executive Officer, Senior Director, Corporate Communications, Toshiyuki Iwata
TEL	+81 3 5565 6216

Results of Tender Offer for All Outstanding Shares of Satsuma Pharmaceuticals, Inc. Not Owned by SNBL

and Change in Subsidiaries Upon Completion of Transaction

Shin Nippon Biomedical Laboratories, Ltd. (TSE Prime: 2395, Chairman and President: Ryoichi Nagata, M.D., Ph.D., “SNBL” or “Company”) had commenced a tender offer (the “Tender Offer”) on May 5, 2023 (Pacific Time) pursuant to which it offered to purchase all the outstanding shares of common stock of Satsuma Pharmaceuticals, Inc. (Nasdaq: STSA, President and CEO, John Kollins, “Satsuma”) not owned by SNBL, for a price of $0.91 per share net to the seller in cash, without interest thereon and less any applicable withholding taxes and one non-transferable contractual contingent value right (a “CVR”) per share, via SNBL23 Merger Sub, Inc. (the “Offeror”), a wholly owned subsidiary of SNBL established for the purpose of the Tender Offer in the State of Delaware, United States. The Tender Offer period expired at 12:00 A.M. Eastern Time at the end of the day on June 5, 2023 and the Tender Offer has been consummated. Following the consummation of the Tender Offer, on June 8, 2023 (Eastern Time), the Offeror merged with and into Satsuma, with Satsuma remaining as the surviving entity in the merger (the “Merger”), and Satsuma became a wholly-owned consolidated subsidiary of SNBL (the “Transaction”). Trading in the shares of common stock of Satsuma on the Nasdaq Stock Market (the “Nasdaq”) was halted as of the date of closing of the Merger and the shares of common stock of Satsuma will be delisted from the Nasdaq.

1.	Result of the Tender Offer

1.	Tender Offer Overview

(1) Offeror in the Tender Offer	SNBL23 Merger Sub, Inc.

(2) Target company	Satsuma Pharmaceuticals, Inc.

(3) Class of shares acquired	Common stock

(4) Tender Offer price	US$ 0.91 per share in cash plus one non-tradeable CVR per share

(5) Tender Offer period	From May 5, 2023 to 12:00 A.M. Eastern Time at the end of the day on June 5, 2023

2.	Result of the Tender Offer

(1) Status of tendered shares (as of 12:00 A.M. Eastern Time at the end of the day on June 5, 2023)	21,979,704 shares representing 72.1% of the outstanding shares of common stock of Satsuma not owned by SNBL were validly tendered and not validly withdrawn.

(2) Outcome of the Tender Offer	Consummation of the Tender Offer is subject to a condition that a majority of Satsuma’s outstanding shares of common stock is tendered or owned by the Company, the Offeror or any subsidiary of the Company. As the number of shares of common stock tendered or owned by the Company, the Offeror or any subsidiary of the Company exceeded 50% of the number of Satsuma shares issued, the Offeror purchased all tendered shares.

3.	Merger and Transaction following the Tender Offer

On June 8, 2023 (Eastern Time), in accordance with Section 251(h) of the Delaware General Corporation Law, the Offeror merged with and into Satsuma, with Satsuma remaining as the surviving entity, and Satsuma became a wholly-owned consolidated subsidiary of SNBL. As a result, on the same day, all of the outstanding shares of Satsuma common stock not tendered in the Tender Offer, except the outstanding shares of common stock owned by SNBL, were converted into the right to receive a payment of US$ 0.91 per share net to the seller in cash, without interest thereon and less any applicable withholding taxes, and one non-transferable contractual contingent value right, which in sum is equivalent to the Tender Offer price.

2.	Change in Subsidiaries

1.	Reason for Change

Satsuma became a wholly owned subsidiary of SNBL upon the completion of the Transaction.

2.	Overview of target company (prior to the completion of the Transaction, as of December 31, 2022)

(1) Company name	Satsuma Pharmaceuticals, Inc.

(2) Headquarters	400 Oyster Point Boulevard, Suite 221, South San Francisco, CA 94080, USA

(3) Representative	John Kollins, President and Chief Executive Officer

(4) Business description	Development of intranasal therapeutic product for the acute treatment of migraine

(5) Year of establishment	2016

(6) Major shareholders and percentage of shared held as of December 31, 2022

BML Capital Management, LLC

RA Capital Management, L.P.

Shin Nippon Biomedical Laboratories, LTD

New Enterprise Associates, Inc.

The Vanguard Group, Inc.

Lumira Ventures

Driehaus Capital Management, LLC

Geode Capital Management, LLC

John Kollins

Two Sigma Investments, L.P.

19.4% 17.9% 8.4% 7.5% 2.8% 2.7% 2.5% 1.2% 0.9% 0.9%

(7) Relationship with SNBL

Capital relationship	SNBL owned 8.4% of Satsuma ordinary shares

Personnel relationship	Ken Takanashi, Executive Vice President of SNBL, also serves as a board member of Satsuma

Transactional relationship	SNBL has licensed its proprietary intranasal drug delivery technology to Satsuma (the application is limited to dihydroergotamine, an intranasal migraine drug).

Related party transactions	Not applicable

(8) Satsuma’s operating results and financial conditions for the last three years (US$ in thousands except for net loss per share)

Accounting period	Fiscal year ended December 31, 2020	Fiscal year ended December 31, 2021	Fiscal year ended December 31, 2022
Total assets	81,033	109,832	54,939
Revenue	—	—	—
Operating profit*1)	(48,328)	(51,166)	(70,947)
Net loss	(47,563)	(51,172)	(70,055)
Comprehensive loss	(47,551)	(51,243)	(70,043)
Net loss per share (US$)	(2.73)	(1.75)	(2.19)
R&D expenses	36,270	37,635	44,092
Cash, cash equivalents and marketable securities	68,236	95,770	52,481

*1)	Negative earnings were posted mainly due to R&D costs for STS101 for which Satsuma conducted Phase 3 clinical studies in the US in 2022.

3.	Number of shares validly tendered, acquisition price, and shareholding percentage before and after Transaction

(1) Number of shares owned by SNBL before change	2,794,113 shares (8.4%)

(2) Number of shares validly tendered	21,979,704 shares

(3) Acquisition price	$27.7 million*1) (approximately 3.86 billion Japanese yen)*2)

(4) Number of shares owned by SNBL after change

1000 shares, as a result of the Merger, all of the outstanding shares of common stock of Satsuma not owned by SNBL were canceled and outstanding shares of common stock of the Offeror have been converted into shares of Satsuma.

(Percentage of voting rights: 100%)

*1)	Acquisition price represents the amount required to purchase all shares of common stock of Satsuma not owned by SNBL.
*2)	Converted at 139.26 yen to a US dollar.

4.	Date of change

June 8, 2023 (Eastern Time)

5.	Future outlook

As stated in the “Consolidated Financial Results for the Fiscal Year Ended March 31, 2023 (Under Japanese GAAP)” announced on May 8, 2023, SNBL expects Satsuma-related expenses of $11 million (¥ 1,469 million) affecting operating profit downwardly in the fiscal year ending March 31, 2024, while it is forecasted that such expenses will be reduced to a half in the fiscal year ending March 31, 2025. According to Satsuma’s press release dated May 18, 2023, the U.S. Food & Drug Administration (FDA) has accepted the New Drug Application (NDA) for Satsuma’s STS101 (dihydroergotamine (DHE) nasal powder), a novel investigational therapeutic product candidate for the acute treatment of migraine, submitted in March this year. The Prescription Drug User Fee Act (PDUFA) date is set as January 17, 2024.

Forward-Looking Statements

This communication contains forward-looking statements. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date of this communication, and SNBL does not undertake any obligation to update any forward-looking statement except as required by law.

END